Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Bancshares, Inc.

(Exact name of Registrant as specified in its Charter)

                  Ohio                                            34-1516518

(State of Incorporation) (I.R.S. Employer Identification No.)

      100 South High Street, Columbus Grove, Ohio  45830

(Address of Principal Executive Offices) (Zip Code)

United Bancshares, Inc. Incentive Stock Option and Non-Statutory Stock Option Plan

United Bancshares, Inc. Stock Based Incentive Plan

(Full Titles of the Plans)

E. Eugene Lehman, President

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio 45830

(419) 659-2141

(Name, address, including zip code, and telephone number,

including area code, of agent of service)

Copy To:

Susan B. Zaunbrecher, Esq.

Dinsmore & Shohl

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio 45202

513) 977-8200

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price*	Amount of Registration Fee
Common Stock, no par value	264,838	$8.925	$2,363,679.15	$590.92

[* Pursuant to Rule 457(c) of Registration C, the registration filing fee and the aggregate offering price shall be computed with respect to the maximum number of the Registrant's securities issuable under the plans covered by this Registration Statement based on the average of the high and low prices of Registrant's Common Stock reported on the Nasdaq National Market on October 15, 2001, a date within 5 business days prior to the date of filing of this Registration Statement.]

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I for the United Bancshares, Inc. Incentive Stock Option and Non-Statutory Stock Option Plan and the United Bancshares, Inc. Stock Based Incentive Plan will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus for each respective plan that meets the requirements of Section 10(a) of the Securities Act. The documents incorporated by reference in Item 3 of Part II of this registration statement, as well as the documents containing the information specified in Part I of this registration statement, are available, upon written or oral request to United Bancshares, Inc., Attn: Secretary, 100 South High Street, Columbus Grove, Ohio 45830, Telephone: (419) 659-2141.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

United Bancshares, Inc. hereby states that the documents listed in (a) through (c) below are incorporated by reference in this Registration Statement, and further states that all documents subsequently filed by the Registration pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

(a) United Bancshares' Annual Report on Form 10-K 405 filed with the Securities and Exchange Commission on March 30, 2001 for the year ended December 31, 2000.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2000.

(c) The description of United Bancshares' Common Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 1, 2000.

Item 4: Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Ohio corporate law provides, with limited exceptions, that a director may be held liable in damages for acts or omissions as a director only if it is proven by clear and convincing evidence that the director undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregarding for its best interests.

The indemnification provisions of Ohio corporate law require indemnification of a director who has been successful on the merits or otherwise in defense of any action that he or she was a party to because he or she is or was a director of the corporation. The indemnification authorized by Ohio corporate law is not exclusive and is in addition to any other rights granted to directors.

The United Bancshares articles of incorporation provide for indemnification of present and past directors, officers, employees and agents, and such other persons as the corporation has the power to indemnify, to the full extent permitted by Ohio corporate law. This indemnity covers all expenses actually and necessarily incurred by that person in connection with judgments, decrees, fines, penalties or amounts paid in settlement or in connection with the defense of any pending or threatened criminal or civil action to which that person is or may be made a party by reason of being or having been a director, officer, employee or agent. This indemnity is conditioned on:

(1) the person being adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his or her duty to the corporation;

(2) the person being determined to have acted in good faith in what he or she reasonably believed to be the best interest of the corporation; and

(3) in any manner the subject of a criminal action, the person being determined to have had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or personal controlling United Bancshares pursuant to the foregoing provisions, United Bancshares had been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No. Description

4.1 United Bancshares, Inc. Incentive Stock Option and Non-Statutory Stock Option Plan

4.2 United Bancshares, Inc. Stock Based Incentive Plan

5.1, 23.1 Opinion of Dinsmore & Shohl, counsel, as to the legality of the securities being registered

23.2 Consent of Clifton Gunderson LLC

24* Power of Attorney

* Included in signature page.

Item 9. Undertakings

(A) The undersigned registrant, hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D) Pursuant to Item 8(b) of From S-8, in lieu of an Internal Revenue Service ("IRS") determination letter that the United Bancshares, Inc. Employee Stock Ownership Plan is qualified under Section 401 of the Internal Revenue Code, the undersigned registrant hereby undertakes that it has submitted the plan and any amendments thereto, and will submit any future amendments thereto, to the IRS in a timely manner and will make all changes required by the IRS to qualify the plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbus Grove, State of Ohio, on October 8, 2001.

United Bancshares, Inc.

By:/s/ E. Eugene Lehman

E. Eugene Lehman

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Eugene Lehman, President and Chief Executive Officer, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer: Date:

/s/ E. Eugene Lehman 10/08/01

E. Eugene Lehman

President and Chief Executive Officer

Principal Financial and Accounting Officer: Date:

/s/ James A. Downhower 10/08/01

Jim Downhower

Directors of the Company: Date:

/s/ Robert L. Dilhoff 10/08/01

Robert L. Dillhoff

/s/ Joe S. Edwards, Jr. 10/08/01

Joe S. Edwards, Jr.

/s/ Thomas J. Erhart 10/08/01

Thomas J. Erhart

/s/ P. Douglas Harter 10/08/01

P. Douglas Harter

/s/ E. Eugene Lehman 10/08/01

E. Eugene Lehman

/s/ Carl L. McCrate 10/08/01

Carl L. McCrate

/s/ John P. Miller 10/08/01

John P. Miller

/s/ William R. Perry 10/08/01

William R. Perry

/s/ James N. Reynolds 10/08/01

James B. Reynolds

/s/ H. Edward Rigel 10/08/01

H. Edward Rigel

/s/ David P. Roach 10/08/01

David P. Roach

/s/ Daniel W. Schutt 10/08/01

Daniel W. Schutt

INDEX TO EXHIBITS

Exhibit No. Description

4.1 United Bancshares, Inc. Incentive Stock Option and Non-Statutory Stock Option Plan

4.2 United Bancshares, Inc. Stock Based Incentive Plan

5.1, 23.1 Opinion of Dinsmore & Shohl, counsel, as to the legality of the securities being registered

23.2 Consent of Clifton Gunderson LLC

24* Power of Attorney

* Included in signature page.